As filed with the Securities Exchange Commission on December 21, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Quintana Energy Services Inc.

(Exact name of registrant as specified in its charter)

Delaware	1389	82-1221944
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1415 Louisiana Street, Suite 2900

Houston, Texas 77002

(832) 518-4094

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Rogers Herndon

Chief Executive Officer, President and Director

1415 Louisiana Street, Suite 2900

Houston, Texas 77002

(832) 518-4094

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Sarah K. Morgan

Vinson & Elkins L.L.P.

1001 Fannin St., Suite 2500

Houston, Texas 77002-6760

(713) 758-2222

Approximate date of commencement of proposed sale of the securities to the public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common stock, par value $0.01 per share	25,654,384	$4.69	$120,319,060.96	$14,582.68

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional shares of common stock that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based on the average of the high and low sale prices of the registrant’s common stock on December 17, 2018, as reported on the New York Stock Exchange.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 21, 2018

25,654,384 Shares

Quintana Energy Services Inc.

Common Stock

This prospectus relates to the resale or other disposition of up to 25,654,384 shares of our common stock, par value $0.01 per share, which may be offered for sale from time to time by the selling stockholders named in this prospectus. The shares of our common stock covered by this prospectus were issued by us to the selling stockholders in the corporate reorganization connected to our initial public offering or were purchased by the selling stockholders in our initial public offering, which closed on February 13, 2018. We are not selling any shares of common stock under this prospectus and will not receive any proceeds from the sale of any shares of common stock by the selling stockholders. The selling stockholders will bear all commissions and discounts, if any, attributable to the sale or other disposition of the shares of common stock. We will bear all costs, expenses and fees in connection with the registration of the shares of common stock.

Our common stock trades on the New York Stock Exchange under the symbol “QES.” The last reported sales price of our common stock on December 20, 2018 was $4.33 per share. You are urged to obtain current market quotations for the common stock.

The selling stockholders may from time to time sell, transfer or otherwise dispose of any or all of their shares of common stock in a number of different ways and at varying prices. See “Plan of Distribution” for more information.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012.

Investing in our common stock involves risks. See “Risk Factors” on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2018.

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) pursuant to which the selling stockholders named herein may, from time to time, offer and sell or otherwise dispose of the shares of our common stock covered by this prospectus. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or shares of common stock are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus, including the documents incorporated by reference herein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under the caption “Where You Can Find Additional Information” in this prospectus.

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of our shares of common stock other than the shares of our common stock covered hereby, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Industry and Market Data

This prospectus includes or incorporates by reference industry data and forecasts that we obtained from internal company surveys, publicly available information and industry publications and surveys. Our internal research and forecasts are based on management’s understanding of industry conditions, and such information has not been verified by independent sources. We believe that the third-party sources are reliable and that the third-party information included in this prospectus or in our estimates is accurate and complete. Although we believe these third-party sources are reliable as of their respective dates, neither we nor the selling stockholders have independently verified the accuracy or completeness of this information. Some data is also based on our good faith estimates. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these publications.

i

Trademarks and Trade Names

We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. This prospectus may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus is not intended to, and does not imply, a relationship with us or endorsement or sponsorship by us. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may appear without the ®, ™ or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, service marks and trade names.

ii

PROSPECTUS SUMMARY

This summary description about us and our business highlights selected information contained elsewhere in this prospectus or incorporated by reference into this prospectus. It does not contain all the information you should consider before investing in our securities. Important information is incorporated by reference into this prospectus. To understand this offering fully, you should read carefully the entire prospectus, including “Risk Factors,” together with the additional information described under “Information Incorporated by Reference.” Unless the context otherwise requires, references in this prospectus to “QES,” “the Company,” “we,” “our,” and “us” refer to Quintana Energy Services Inc., a Delaware corporation, and its consolidated subsidiaries.

Our Company

We are a growth-oriented provider of diversified oilfield services to leading onshore oil and natural gas exploration and production (“E&P”) companies operating in conventional and unconventional plays in all of the active major basins throughout the United States. We classify the services we provide into four reportable business segments: (1) Directional Drilling, (2) Pressure Pumping, (3) Pressure Control and (4) Wireline. Our Directional Drilling segment enables efficient drilling and guidance of the horizontal section of a wellbore using our technologically-advanced fleet of downhole motors and measurement while-drilling kits. Our Pressure Pumping segment includes hydraulic fracturing, cementing and acidizing services, and such services are supported by a high-quality pressure pumping fleet. Our primary pressure pumping focus is on large hydraulic fracturing jobs. Our Pressure Control segment provides various forms of well control, form completions and workover applications through our coiled tubing units, including large diameter units, rig-assisted snubbing units and ancillary equipment. Our wireline services includes wireline units providing a full range of pump-down services in support of unconventional completions, and cased-hole wireline services enabling reservoir characterization.

The Company was incorporated on April 13, 2017. Quintana Energy Services LP (“QES LP”), our predecessor, was formed as a Delaware partnership on November 3, 2014. As a result of the corporate reorganization in connection with our initial public offering, we became the holding company for QES LP and its subsidiaries.

Corporate Information

We are a Delaware corporation. Our principal executive offices are located at 1415 Louisiana Street, Suite 2900, Houston, Texas 77002, and our telephone number at that address is (832) 518-4094. Our website address is www.quintanaenergyservices.com. We make available free of charge through our website all reports filed with the SEC and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with the SEC. Information contained on or available through our website is not part of or incorporated by reference into this prospectus or any other report we may file with the SEC.

Risk Factors

An investment in our common stock involves a significant degree of risk. You should carefully consider the risk factors and all of the other information included in this prospectus and the documents we have incorporated by reference into this prospectus, including those in “Item 1A Risk Factors” in our most recent Annual Report on Form 10-K, as may be supplemented by our Quarterly Reports on Form 10-Q, before making an investment decision. Please see “Risk Factors” on page 4 of this prospectus for further information.

Emerging Growth Company Status

We are an “emerging growth company” within the meaning of the federal securities laws. For as long as we are an emerging growth company, unlike other public companies, we will not be required to: provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”); comply with any new requirements adopted by the Public Company Accounting Oversight Board (the “PCAOB”), requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer; comply with any new audit rules adopted by the PCAOB after April 5, 2012, unless the SEC determines otherwise; provide certain disclosure regarding executive compensation required of larger public companies; or obtain approval from holders of common stock of any golden parachute payments not previously approved.

We will cease to be an “emerging growth company” upon the earliest of: the last day of the fiscal year in which we have $1.07 billion or more in annual revenues; the last day of the fiscal year in which we have at least $700.0 million in market value of our common stock held by non-affiliates as of the end of our second fiscal quarter; when we issue more than $1.0 billion of non-convertible debt over a three-year period; or the last day of the fiscal year following the fifth anniversary of our initial public offering, or December 31, 2023.

THE OFFERING

Common stock that may be offered by the selling stockholders	25,654,384 shares.

Common stock outstanding	33,584,689 shares(1).

Selling stockholders	Investment funds managed by Quintana Capital Group (“Quintana”), Archer Well Company Inc. and its affiliates (“Archer”), Geveran Investments Limited and its affiliates (“Geveran”), Robertson QES Investment LLC (“Robertson QES”) and Corbin J. Robertson, Jr.

Use of proceeds	We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders. Please read “Use of Proceeds” and “Selling Stockholders” for more information.

NYSE Trading symbol	“QES”

Risk Factors	You should carefully read and consider the information beginning on page 4 of this prospectus set forth under the heading “Risk Factors” and all other information set forth in this prospectus before deciding to invest in our common stock.

(1)	Excludes 189,364 shares held in treasury.

RISK FACTORS

An investment in our common stock involves a significant degree of risk. You should carefully consider the risk factors and all of the other information included in this prospectus and the documents we have incorporated by reference into this prospectus, including those in “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K filed with the SEC, as supplemented by our Quarterly Reports on Form 10-Q, before making an investment decision. Any of these risks and uncertainties could have a material adverse effect on our business, financial condition, cash flows and results of operations could be materially adversely affected. If that occurs, the trading price of our common stock could decline materially, and you could lose all or part of your investment.

The risks included in this prospectus and the documents we have incorporated by reference into this prospectus are not the only risks we face. We may experience additional risks and uncertainties not currently known to us, or as a result of developments occurring in the future. Conditions that we currently deem to be immaterial may also materially and adversely affect our business, financial condition, cash flows and results of operations.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus may contain forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. All statements, other than statements of historical fact included in this prospectus regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described under the heading “Risk Factors” in our most recent Annual Report on Form 10-K filed with the SEC, as supplemented by our Quarterly Reports on Form 10-Q, and discussed elsewhere in this prospectus and the information incorporated by reference in this prospectus. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events.

Forward-looking statements may include statements about:

•	our business strategy;

•	our operating cash flows, the availability of capital and our liquidity;

•	our future revenue, income and operating performance;

•	uncertainty regarding our future operating results;

•	our ability to sustain and improve our utilization, revenue and margins;

•	our ability to maintain acceptable pricing for our services;

•	our future capital expenditures;

•	our ability to finance equipment, working capital and capital expenditures;

•	competition and government regulations;

•	our ability to obtain permits and governmental approvals;

•	pending legal or environmental matters;

•	loss or corruption of our information in a cyberattack on our computer systems;

•	the supply and demand for oil and natural gas;

•	the ability of our customers to obtain capital or financing needed for E&P operations;

•	business acquisitions;

•	general economic conditions;

•	credit markets; and

•	the occurrence of a significant event or adverse claim in excess of the insurance we maintain.

Should one or more of the risks or uncertainties described in this prospectus occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements.

All forward-looking statements, expressed or implied, included in this prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders.

SELLING STOCKHOLDERS

This prospectus covers the public resale of the shares of common stock issued by us to the selling stockholders named below in the corporate reorganization connected to our initial public offering, or subsequently purchased by the selling stockholders in our initial public offering, which we refer to collectively herein as the Shares. The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the Shares owned by them, but make no representation that any of the Shares will be offered for sale. Except as described in our most recent Annual Report on Form 10-K, including any proxy statement incorporated into such Annual Report, none of the selling stockholders is a director, officer or employee of ours or an affiliate of such person. The table below presents information regarding the selling stockholders and the Shares that each selling stockholder may offer and sell from time to time under this prospectus.

The following table sets forth:

•	the name of each selling stockholder;

•	the number of Shares beneficially owned by each selling stockholder prior to the sale of the Shares covered by this prospectus;

•	the number of Shares that may be offered by each selling stockholder pursuant to this prospectus;

•	the number of Shares to be beneficially owned by each selling stockholder following the sale of any Shares covered by this prospectus; and

•	the percentage of common stock owned by the selling stockholder following the sale of any Shares covered by this Prospectus.

All information with respect to common stock ownership of the selling stockholders has been furnished by or on behalf of the selling stockholders and is as of November 30, 2018. Based on information supplied by the selling stockholders, each selling stockholder has shared voting power over all 25,654,384 shares of common stock covered in this prospectus by virtue of the Second Amended and Restated Equity Rights Agreement, dated February 13, 2018, by and among the Company and certain of the selling stockholders (the “Equity Rights Agreement”). Based on information supplied by the selling stockholders, except as may otherwise be indicated in the footnotes to the table below, each selling stockholder has sole dispositive power with respect to the common stock reported as owned by them.

Because the selling stockholders identified in the table may sell some or all of the Shares owned by them which are included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares, no estimate can be given as to the number of Shares available for resale hereby that will be held by the selling stockholders upon termination of this offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the common stock they hold in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth on the table below. We have, therefore, assumed for the purposes of the following table, that the selling stockholders will sell all of the Shares beneficially owned by them that are covered by this prospectus, but will not sell any other shares of our common stock that they may presently own. The percent of beneficial ownership for the selling stockholders is based on 33,584,689 shares of our common stock outstanding as of the date of this prospectus.

	Shares of Common Stock Owned Prior to this Offering		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Shares of Common Stock Owned After Sale of Shares
	Number	Percent		Number	Percent
Selling Stockholders
Quintana
Quintana Energy Partners—QES Holdings, L.L.C. (1)	5,345,505	15.9%	5,345,505	0	0%
Quintana Energy Fund—TE, LP (1)	795,018	2.4%	795,018	0	0%
Quintana Energy Fund—FI, LP (1)	319,001	*	319,001	0	0%
QEP Management Co., LP (2)	100,000	*	100,000	0	0%
Robertson QES
Robertson QES Investment LLC (3)	2,886,041	8.6%	2,886,041	0	0%
Corbin J. Robertson, Jr.
Corbin J. Robertson, Jr. (4)	111,825	*	111,825	0	0%
Archer
Archer Holdco LLC (5)	9,494,306	28.3%	9,494,306	0	0%
Geveran
Geveran Investments Limited (6)	4,602,688	13.7%	4,602,688	0	0%
Famatown Finance Limited (6)	2,000,000	6.0%	2,000,000	0	0%

Total	25,654,384	76.4%	25,654,384	0	0%

*	Denotes less than 1% of the shares outstanding.
(1)

The sole member of Quintana Energy Partners—QES Holdings, L.L.C. is Quintana Energy Partners, L.P. The general partner of each of Quintana Energy Partners, L.P., Quintana Energy Fund—FI, LP and Quintana Energy Fund—TE, LP is Quintana Capital Group, L.P. Quintana Capital Group GP Ltd. is the general partner of Quintana Capital Group, L.P. and may be deemed to have beneficial ownership of the shares directly held by Quintana Energy Partners—QES Holdings, L.L.C., Quintana Energy Fund—TE, LP and Quintana Energy Fund—FI, LP. The board of directors of Quintana Capital Group GP Ltd. consists of Paul Cornell, Donald L. Evans, Warren S. Hawkins, Corbin J. Robertson, Jr., Corbin J. Robertson III and William K. Robertson, none of whom individually have voting and dispositive power over these shares. Each of Corbin J. Robertson III and William K. Robertson are the children of Corbin J. Robertson, Jr. Each such person expressly disclaims beneficial ownership over these shares, except to the extent of any pecuniary interest therein. Corbin J. Robertson, Jr., as a member of the board of directors of Quintana Capital Group GP Ltd., may be deemed to beneficially own these shares due to his additional rights regarding the management of Quintana Capital Group GP Ltd. Corbin J. Robertson, Jr., as a member of the board of managers of QEP Management Co. GP, LLC, may be deemed to beneficially own these shares due to his additional rights regarding the management of QEP Management Co. GP, LLC. The mailing address of Quintana Capital Group, L.P. and its affiliates is 1415 Louisiana Street, Suite 2400, Houston Texas 77002.
(2)

QEP Management Co. GP, LLC, the general partner of QEP Management Co., LP, may also be deemed to be the beneficial owner of these shares. The board of managers of QEP Management Co. GP, LLC consists of Donald L. Evans, Warren S. Hawkins, Corbin J. Robertson, Jr., Corbin J. Robertson III and William K. Robertson, none of whom individually have voting and dispositive power over these shares. Each of Corbin J. Robertson III and William K. Robertson are the children of Corbin J. Robertson, Jr. Each such person expressly disclaims beneficial ownership over these shares, except to the extent of any pecuniary interest therein. Corbin J. Robertson, Jr., as a member of the board of managers of QEP Management Co. GP, LLC, may be deemed to beneficially own these shares due to his additional rights regarding the management of QEP Management Co. GP, LLC. The mailing address of QEP Management Co., LP and its affiliates is 1415 Louisiana Street, Suite 2400, Houston Texas 77002.

(3)

The sole manager of Robertson QES Investment LLC has voting and dispositive power over these shares. Corbin J. Robertson, Jr. serves as the sole manager of Robertson QES Investment LLC and expressly disclaims ownership over these shares, except to the extent of any pecuniary interest therein. Mr. Herndon, and certain children of Mr. Robertson or entities they control, including Corbin J. Robertson III, Christine Morenz, and William K. Robertson, are members of Robertson QES Investment LLC and expressly disclaim ownership over these shares, except to the extent of any pecuniary interest therein. The mailing address for Robertson QES Investment LLC is 1415 Louisiana Street, Suite 2400, Houston, Texas 77002.

(4)	Corbin J. Robertson, Jr. serves as a director on the Company’s board of directors. The mailing address of Mr. Robertson is 1415 Louisiana Street, Suite 2400, Houston Texas 77002.
(5)

Archer Holdco LLC is wholly-owned by Archer Well Company Inc., which is wholly-owned by Archer Assets UK Limited, which is wholly-owned by Archer Limited. The board of directors of Archer Limited has voting and dispositive power over these shares and therefore may also be deemed to be the beneficial owner of these shares. The board of directors of Archer Limited consists of Kjell-Erik Østdahl, James O’Shaughnessy, John Reynolds, Giovanni Dell’Orto and Dag Skindlo, none of whom individually have voting and dispositive power over these shares. Each such person expressly disclaims beneficial ownership over these shares, except to the extent of any pecuniary interest therein. The mailing address for Archer Holdco LLC is 5510 Clara Rd., Houston, Texas 77041.

(6)

Geveran Investments Limited and Famatown Finance Limited are wholly-owned subsidiaries of Greenwich Holdings Limited. C.K. Limited is the trustee of various trusts established by John Fredriksen for the benefit of his immediate family, which trusts are the sole shareholders of Greenwich Holdings Limited and the indirect owners of Geveran Investments Limited and Famatown Finance Limited. Mr. Fredriksen may be deemed to beneficially own these 6,602,688 shares through his indirect influence over Geveran Investments Limited, Famatown Finance Limited, and Greenwich Holdings Limited. Mr. Fredriksen disclaims beneficial ownership of these 6,602,688 shares except to the extent of his voting and dispositive interests in such shares. Mr. Fredriksen has no pecuniary interest in these 6,602,688 shares. The mailing address for Geveran Investments Limited is Deana Beach Apartments Block 1, 4th Floor, Promachou Eleftherias Street Ayos Athanasios, Limassol 4103, Cyprus.

Please see our most recent Annual Report on Form 10-K, including any proxy statement incorporated into such Annual Report, for additional descriptions of the nature of any position, office, or other material relationship which any of the selling stockholders has had within the past three years with us, our predecessor and our affiliates.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock and amended and restated certificate of incorporation and amended and restated bylaws of Quintana Energy Services Inc. summarizes the material terms and provisions of common stock that we may offer under this prospectus. It does not include all of the information that is important to you. For the complete terms of our capital stock, please refer to the provisions of applicable law, including the DGCL, and to our amended and restated certificate of incorporation and amended and restated bylaws, which are incorporated by reference into the registration statement of which this prospectus is a part.

Authorized Capital Stock

Our authorized capital stock consists of:

•	150,000,000 shares of common stock, $0.01 par value per share, and

•	10,000,000 shares of preferred stock, $0.01 par value per share.

Common Stock

On November 30, 2018, 33,584,689 shares of our common stock were issued and outstanding, excluding 189,364 shares held in treasury. All outstanding shares of our common stock are duly authorized, fully paid and nonassessable.

Voting Rights. Holders of shares of common stock are entitled to one vote per share held of record on all matters to be voted upon by the stockholders. The holders of common stock do not have cumulative voting rights.

Dividend Rights. Holders of shares of our common stock are entitled to ratably receive dividends when and if declared by our board of directors out of funds legally available for that purpose, subject to any statutory or contractual restrictions on the payment of dividends and to any prior rights and preferences that may be applicable to any outstanding preferred stock.

Liquidation Rights. Upon our liquidation, dissolution, distribution of assets or other winding up, the holders of common stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and the liquidation preference of any of our outstanding shares of preferred stock.

Other Matters. Subject to the preferential rights of any other class or series of stock, all shares of our common stock have equal dividend, distribution, liquidation and other rights, and have no preference, appraisal or exchange rights, except for any appraisal rights provided by Delaware law. Furthermore, holders of our common stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any of our securities. Our amended and restated certificate of incorporation and amended and restated bylaws do not restrict the ability of a holder of our common stock to transfer the holder’s shares of our common stock.

Preferred Stock

On November 30, 2018, no shares of preferred stock were issued and outstanding. Our amended and restated certificate of incorporation authorizes our board of directors, subject to any limitations prescribed by law, without further stockholder approval, to establish and to issue from time to time one or more classes or series of preferred stock, par value $0.01 per share, covering up to an aggregate of 10,000,000 shares of preferred stock. Each class or series of preferred stock will cover the number of shares and will have the powers, preferences, rights, qualifications, limitations and restrictions determined by the board of directors, which may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights, preemptive rights and redemption rights. Except as provided by law or in a preferred stock designation, the holders of preferred stock will not be entitled to vote at or receive notice of any meeting of stockholders.

Anti-Takeover Effects of Provisions of Our Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws and Delaware Law

Some provisions of Delaware law, and our amended and restated certificate of incorporation and our amended and restated bylaws described below, contain provisions that could make the following transactions more difficult: acquisitions of us by means of a tender offer, a proxy contest or otherwise; or removal of our incumbent officers and directors. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection and our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Delaware Law

We have elected not to be subject to the provisions of Section 203 of the DGCL, regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation, including those whose securities are listed for trading on the New York Stock Exchange (“NYSE”), from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	the transaction is approved by the board of directors before the date the interested stockholder attained that status;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•

on or after such time the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

An interested stockholder is defined as a person who, together with any affiliates or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. The term “business combination” is broadly defined to include a broad array of transactions, including mergers, consolidations, sales or other dispositions of assets having a total value in excess of 10% of the consolidated assets of the corporation or all of the outstanding stock of the corporation, and some other transactions that would increase the interested stockholder’s proportionate share ownership in the corporation.

However, our amended and restated certificate of incorporation contains provisions that have the same effect as Section 203, except that they provide that both the Principal Stockholders (as defined therein) and any persons to whom the Principal Stockholders sell their common stock will not be deemed to be interested stockholders, and thereby will not be subject to the restrictions set forth in our amended and restated certificate of incorporation that have the same effect as Section 203 of the DGCL.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Provisions of our amended and restated certificate of incorporation and our amended and restated bylaws may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock.

Among other things, our amended and restated certificate of incorporation and amended and restated bylaws:

•

establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Our amended and restated bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting;

•

provide our board of directors the ability to authorize undesignated preferred stock. This ability makes it possible for our board of directors to issue, without stockholder approval, preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company;

•	provide that the authorized number of directors constituting our board of directors may be changed only by resolution of the board of directors;

•

provide that, after we cease to be a “controlled company” under the rules of the NYSE, all vacancies, including newly created directorships, may, except as otherwise required by law or, if applicable, the rights of holders of a series of our preferred stock, be filled by the affirmative vote of a majority of our directors then in office, even if less than a quorum (prior to such time, vacancies may also be filled by stockholders holding a majority of the outstanding shares);

•

provide that, after we cease to be a controlled company, any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders, subject to the rights of the holders of any series of our preferred stock with respect to such series;

•

provide that, after we cease to be a controlled company, our certificate of incorporation and bylaws may be amended by the affirmative vote of the holders of not less than 66 2/3% of our then outstanding common stock;

•

provide that, after we cease to be a controlled company, special meetings of our stockholders may only be called by our board of directors pursuant to a resolution adopted by the affirmative vote of a majority of the members of the board of directors serving at the time of such vote (prior to such time, a special meeting may also be called at the request of our stockholders holding a majority of the then outstanding shares entitled to vote generally in the election of directors voting together as a single class);

•

provide, after we cease to be a controlled company, for our board of directors to be divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three year terms, other than directors which may be elected by holders of our preferred stock, if any. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors;

•

provide that we renounce any interest in existing and future investments in other entities by, or the business opportunities of, Quintana, Geveran and Archer and their affiliates and that they have no obligation to offer us those investments or opportunities;

•

provide that, after we cease to be a controlled company, the affirmative vote of the holders of not less than 66 2/3% in voting power of all then outstanding common stock entitled to vote generally in the election of directors, voting together as a single class, to remove any or all of the directors from office from time to time, and directors will be removable only for “cause”;

•	provide that the board of directors is expressly authorized to adopt, alter or repeal our bylaws; and

•	prohibit cumulative voting by our stockholders on all matters.

Forum Selection

Our amended and restated certificate of incorporation provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for:

•	any derivative action or proceeding brought on our behalf;

•	any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders;

•	any action asserting a claim against us or any director or officer or other employee of ours arising pursuant to any provision of the DGCL, our certificate of incorporation or our bylaws; or

•

any action asserting a claim against us or any director or officer or other employee of ours that is governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

Our amended and restated certificate of incorporation also provides that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of, and to have consented to, this forum selection provision. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against our directors, officers, employees and agents. The enforceability of similar exclusive forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could rule that this provision in our amended and restated certificate of incorporation is inapplicable or unenforceable.

Limitation of Liability and Indemnification Matters

Our amended and restated certificate of incorporation limits the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the DGCL. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

•	for any breach of their duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the DGCL; or

•	for any transaction from which the director derived an improper personal benefit.

Any amendment, repeal or modification of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal or modification.

Our amended and restated bylaws also provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. Our amended and restated bylaws also permit us to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of that person’s actions as our officer, director, employee or agent, regardless of whether Delaware law would permit indemnification. We have entered into indemnification agreements with each of our current directors and officers and we intend to enter into indemnification agreements with each of our future directors and officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liability that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that the limitation of liability provision that is in our amended and restated certificate of incorporation and the indemnification agreements facilitates our ability to continue to attract and retain qualified individuals to serve as directors and officers.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Listing

Our common stock is listed on the NYSE under the symbol “QES.”

SHARES ELIGIBLE FOR FUTURE SALE

As of November 30, 2018, we have outstanding an aggregate of 33,584,689 shares of common stock. Future sales of our common stock, or the availability of such shares for sale in the public market, could adversely affect the market price of our common stock prevailing from time to time.

The shares of common stock issued to the public stockholders in our initial public offering are, and the 25,654,384 shares registered pursuant to the registration statement will be, generally freely transferable without restriction or further registration under the Securities Act. However, any common stock held by an “affiliate” of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption from the registration requirements of the Securities Act pursuant to Rule 144 or Rule 701 under the Securities Act, which rules are summarized below.

Rule 144

In general, under Rule 144 under the Securities Act as currently in effect, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person (who has been unaffiliated for at least the past three months) who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of our common stock or the average weekly trading volume of our common stock reported through the NYSE during the four calendar weeks preceding the filing of notice of the sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

Rule 701

In general, under Rule 701 under the Securities Act, any of our employees, directors, officers, consultants or advisors who purchases shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering is entitled to sell such shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with the holding period requirement of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice filing provisions of Rule 144. The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options, including exercises after the date of this prospectus.

Stock Issued Under Employee Plans

On February 14, 2018, we filed a registration statement on Form S-8 under the Securities Act to register 3,630,000 shares of common stock initially reserved for issuance under Quintana Energy Services Inc. 2018 Long Term Incentive Plan and 1,627,215 shares of common stock reserved for issuance under the Quintana Services Inc. Amended and Restated Long-Term Incentive Plan. Shares registered under that registration statement are available for sale in the open market following the effective date, unless such shares are subject to vesting restrictions with us or Rule 144 restrictions applicable to our affiliates.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax considerations related to the purchase, ownership and disposition of our common stock by a non-U.S. holder (as defined below), that holds our common stock as a “capital asset” (generally property held for investment). This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, administrative rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. We have not sought any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, this summary does not address the Medicare tax on certain investment income, U.S. federal estate or gift tax laws, any state, local or non-U.S. tax laws or any tax treaties. This summary also does not address tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as:

•	banks, insurance companies or other financial institutions;

•	tax-exempt or governmental organizations;

•	qualified foreign pension funds (or any entities all of the interests of which are held by a qualified foreign pension fund);

•	dealers in securities or foreign currencies;

•	persons whose functional currency is not the U.S. dollar;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•	persons subject to the alternative minimum tax;

•	partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	persons that acquired our common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	certain former citizens or long-term residents of the United States; and

•

persons that hold our common stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction.

PROSPECTIVE INVESTORS ARE ENCOURAGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Non-U.S. Holder Defined

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of our common stock that is not for U.S. federal income tax purposes a partnership or any of the following:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, upon the activities of the partnership and upon certain determinations made at the partner level. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) considering the purchase of our common stock to consult their tax advisors regarding the U.S. federal income tax considerations of the purchase, ownership and disposition of our common stock by such partnership.

Distributions

We do not expect to pay any distributions on our common stock in the foreseeable future. However, in the event we do make distributions of cash or other property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, the distributions will be treated as a non-taxable return of capital to the extent of the non-U.S. holder’s tax basis in our common stock and thereafter as capital gain from the sale or exchange of such common stock. See “—Gain on Disposition of Common Stock.” Subject to the withholding requirements under FATCA (as defined below) and with respect to effectively connected dividends, each of which is discussed below, any distribution made to a non-U.S. holder on our common stock generally will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the distribution unless an applicable income tax treaty provides for a lower rate. To receive the benefit of a reduced treaty rate, a non-U.S. holder must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate.

Dividends paid to a non-U.S. holder that are effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code). Such effectively connected dividends will not be subject to U.S. withholding tax if the non-U.S. holder satisfies certain certification requirements by providing the applicable withholding agent with a properly executed IRS Form W-8ECI certifying eligibility for exemption. If the non-U.S. holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.

Gain on Disposition of Common Stock

Subject to the discussions below under “—Backup Withholding and Information Reporting” and “—Additional Withholding Requirements under FATCA,” a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on any gain realized upon the sale or other disposition of our common stock unless:

•

the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

•

the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or

•

our common stock constitutes a United States real property interest by reason of our status as a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes and as a result such gain is treated as effectively connected with a trade or business conducted by the non-U.S. holder in the Unites States.

A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses.

A non-U.S. holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above, generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code) unless an applicable income tax treaty provides otherwise. If the non-U.S. holder is a corporation for U.S. federal income tax purposes whose gain is described in the second bullet point above, then such gain would also be included in its effectively connected earnings and profits (as adjusted for certain items), which may be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty).

Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we currently are not a USRPHC for U.S. federal income tax purposes, and we do not expect to become a USRPHC for the foreseeable future. However, in the event that we become a USRPHC, as long as our common stock is or continues to be “regularly traded on an established securities” (within the meaning of the U.S. Treasury Regulations) market, only a non-U.S. holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the non-U.S. holder’s holding period for the common stock, more than 5% of our common stock will be taxable on gain realized on the disposition of our common stock as a result of our status as a USRPHC. If we were to become a USRPHC and our common stock were not considered to be regularly traded on an established securities market, such holder (regardless of the percentage of stock owned) would be subject to U.S. federal income tax on a taxable disposition of our common stock (as described in the preceding paragraph), and a 15% withholding tax would apply to the gross proceeds from such disposition.

Non-U.S. holders should consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our common stock.

Backup Withholding and Information Reporting

Any dividends paid to a non-U.S. holder must be reported annually to the IRS and to the non-U.S. holder. Copies of these information returns may be made available to the tax authorities in the country in which the non-U.S. holder resides or is established. Payments of dividends to a non-U.S. holder generally will not be subject to backup withholding if the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form).

Payments of the proceeds from a sale or other disposition by a non-U.S. holder of our common stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our common stock effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the non-U.S. holder is not a United States person and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of our common stock effected outside the United States by such a broker if it has certain relationships within the United States.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Additional Withholding Requirements under FATCA

Sections 1471 through 1474 of the Code, and the U.S. Treasury regulations and administrative guidance issued thereunder (“FATCA”), impose a 30% withholding tax on any dividends paid on our common stock and on the gross proceeds from a disposition of our common stock (if such disposition occurs after December 31, 2018), in each case if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E), or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. Non-U.S. holders are encouraged to consult their own tax advisors regarding the effects of FATCA on an investment in our common stock.

INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL ESTATE AND GIFT TAX LAWS AND ANY STATE, LOCAL OR NON-U.S. TAX LAWS AND TAX TREATIES.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares or interests in the shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. The selling stockholders may sell their shares of common stock from time to time at the prevailing market price or in privately negotiated transactions.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	on the NYSE, in the over-the-counter market or on any other securities exchange on which our common stock is listed or traded;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	in underwritten transactions;

•	distributions to limited partners;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; and

•	a combination of any such methods of sale.

The selling stockholders may sell the shares at fixed prices, at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the shares from time to time will be determined by the selling stockholders and, at the time of the determination, may be higher or lower than the market price of our common stock on the NYSE or any other exchange or market.

The shares may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The selling stockholders may also enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers of other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or from purchasers of the offered shares for whom they may act as agents. In addition, underwriters may sell the shares to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The selling stockholders and any underwriters, dealers or agents participating in a distribution of the shares may be deemed to be underwriters within the meaning of the Securities Act, and any profit on the sale of the shares by the selling stockholders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.

The selling stockholders may agree to indemnify an underwriter, broker-dealer or agent against certain liabilities related to the selling of their shares, including liabilities arising under the Securities Act. Under the Registration Rights Agreement, dated February 13, 2018, between the Company and certain of the selling stockholders (the “Registration Rights Agreement”), we have agreed to indemnify the selling stockholders against certain liabilities related to the sale of the common stock, including certain liabilities arising under the Securities Act. Under the Registration Rights Agreement, we have also agreed to pay the costs, expenses and fees of registering the shares of common stock. All other expenses of issuance and distribution will be borne by the selling stockholders.

The selling stockholders are subject to the applicable provisions of the Exchange Act, and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares of common stock offered in this prospectus by the selling stockholders. The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and its affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities for the shares.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. Instead of selling the shares of common stock under this prospectus, the selling stockholders may sell the shares of common stock in compliance with the provisions of Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements of the Securities Act.

Under the securities laws of some states, if applicable, the securities registered hereby may be sold in those states only through registered or licensed brokers or dealers. In addition, in some states such securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We cannot assure you that the selling stockholders will sell all or any portion of our common stock offered hereby.

Under the Registration Rights Agreement entered into with the selling stockholders, we agreed to use our reasonable efforts to keep the registration statement of which this prospectus constitutes a part continuously effective under the Securities Act until the date that all Registrable Securities (as defined in the Registration Rights Agreement) covered by this registration statement have ceased to be Registrable Securities.

LEGAL MATTERS

The validity of our common stock offered by this prospectus will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2017 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 (including the exhibits, schedules and amendments thereto) under the Securities Act, with respect to our common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and the common stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract, agreement or any other document are summaries of the material terms of this contract, agreement or other document and are not necessarily complete. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is www.sec.gov.

We also make available free of charge on our internet website at www.quintanaenergyservices.com our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not incorporated by reference into this prospectus and you should not consider information contained on our website as part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC. This means we can disclose important information to you without actually including the specific information in this prospectus by referring to those documents. The information incorporated by reference is an important part of this prospectus.

If information in incorporated documents conflicts with information in this prospectus, you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the most recent incorporated document.

We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before the filing of a post-effective amendment to the registration statement of which this prospectus is a part that indicates that all securities offered hereunder have been sold or that deregisters all securities then remaining unsold (other than information furnished and not filed with the SEC):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed on March 30, 2018;

•

our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2018, June 30, 2018, and September 30, 2018, filed on May 10, 2018 (as amended on May 25, 2018), August 9, 2018, and November 7, 2018, respectively;

•	our current reports on Form 8-K, filed on February 14, 2018 and August 8, 2018 (other than any portion thereof deemed furnished and not filed); and

•

the description of our common stock contained in our Registration Statement on Form 8-A, filed on February 5, 2018, including any amendments or reports filed for the purpose of updating the description.

All filings filed by us pursuant to the Exchange Act after the date of the initial filing of this registration statement and prior to the effectiveness of such registration statement (excluding information furnished pursuant to Items 2.02 and 7.01 of Form 8-K) shall also be deemed to be incorporated by reference into the prospectus.

We will provide a copy of these filings (including certain exhibits that are specifically incorporated by reference therein) to each person, including any beneficial owner, to whom a prospectus is delivered. You may request a copy of any document incorporated by reference in this prospectus, at no cost, by writing or calling us at the following address:

Quintana Energy Services Inc.

1415 Louisiana, Suite 2900

Houston, TX 77002

(832) 518-4094

Attention: Secretary

Copies of certain information filed by us with the SEC, including our annual report and quarterly reports, are also available on our website at www.quintanaenergyservices.com. Information contained on our website or that can be accessed through our website is not incorporated by reference herein.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with any information. You should not assume that the information incorporated by reference or provided in this prospectus is accurate as of any date other that the date on the front of each document.

Prospectus

            , 2018

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth an itemized statement of the amounts of all expenses payable by us in connection with the registration of the common stock offered hereby. The selling stockholders will not bear any portion of such expenses.

SEC registration fee	$14,582.68
Accounting fees and expenses	25,000
Legal fees and expenses	50,000
Miscellaneous expenses	50,000

Total	$139,582.68

*	To be provided by amendment.

Item 14.	Indemnification of Directors and Officers

Our amended and restated certificate of incorporation provides that a director will not be liable to the corporation or its stockholders for monetary damages to the fullest extent permitted by the Delaware General Corporation Law, as amended (the “DGCL”). In addition, if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided for in our amended and restated certificate of incorporation, will be limited to the fullest extent permitted by the amended DGCL. Our amended and restated bylaws provide that the corporation will indemnify, and advance expenses to, any officer or director to the fullest extent authorized by the DGCL.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings whether civil, criminal, administrative, or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s amended and restated certificate of incorporation, amended and restated bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Our amended and restated certificate of incorporation also contains indemnification rights for our directors and our officers. Specifically, our amended and restated certificate of incorporation provides that we shall indemnify our officers and directors to the fullest extent authorized by the DGCL. Furthermore, we may maintain insurance on behalf of our officers and directors against expense, liability or loss asserted incurred by them in their capacities as officers and directors.

We have obtained directors’ and officers’ insurance to cover our directors, officers and some of our employees for certain liabilities.

In addition, we have entered into indemnification agreements with our directors and executive officers containing provisions that are in some respects broader than the specific indemnification provisions contained in the DGCL.

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The indemnification agreements require us, among other things, to indemnify our directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.

Item 15.	Recent Sales of Unregistered Securities

In connection with our corporate formation, we issued 1,000 shares of common stock to QES Holdco LLC on April 13, 2017 for $10.00 in reliance upon the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) of the Securities Act as sales by an issuer not involving any public offering.

In connection with the corporate reorganization effected in connection with our initial public offering, we issued an aggregate of 20,235,193 shares of our common stock to certain existing investors in exchange for their respective direct or indirect common units in Quintana Energy Services LP and their direct or indirect membership interests in QES Holdco LLC at or prior to the closing of our initial public offering. Additionally, we issued an aggregate of 3,363,208 shares of our common stock to the lenders under our then-existing term loan at or prior to the closing of the initial public offering. The shares of our common stock described in this Item 15 were issued in reliance upon the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) of the Securities Act as sales by an issuer not involving any public offering.

Item 16.	Exhibits and Financial Statement Schedules

(a)    Exhibits

Exhibit No.	Description

2.1†	Master Reorganization Agreement, dated as of February 8, 2018, by and among the Quintana Energy Services Inc., Quintana Energy Services LP, QES Holdco LLC and the other parties named therein (Incorporated by reference to Exhibit 2.1 of Quintana Energy Services Inc.’s Current Report on Form 8-K filed on February 14, 2018).

2.2†	Letter Agreement re: Reorganization Document Correction, dated November 5, 2018, between the Company and the entities party thereto (Incorporated by reference to Exhibit 2.1 of Quintana Energy Services, Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018).

3.1	Amended and Restated Certificate of Incorporation of Quintana Energy Services Inc. (Incorporated by reference to Exhibit 3.1 of Quintana Energy Services Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018).

3.2	Amended and Restated Bylaws of Quintana Energy Services Inc. (Incorporated by reference to Exhibit 3.3 of Quintana Energy Services Inc.’s Current Report on Form 8-K filed on February 14, 2018).

4.1	Second Amended and Restated Equity Rights Agreement, dated February 13, 2018, by and among Quintana Energy Services Inc. and the other parties named therein (Incorporated by reference to Exhibit 4.1 of Quintana Energy Services Inc.’s Current Report on Form 8-K filed on February 14, 2018).

4.2	Registration Rights Agreement, dated February 13, 2018, by and among Quintana Energy Services Inc. and the other parties named therein (Incorporated by reference to Exhibit 4.2 of Quintana Energy Services Inc.’s Current Report on Form 8-K filed on February 14, 2018).

5.1*	Opinion of Vinson & Elkins L.L.P.

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Exhibit No.	Description

10.1	Credit Agreement, dated as of September 9, 2014, among QES Holdco LLC, as Borrower, certain of the subsidiaries of Borrower party thereto, as Guarantors, the lenders from time to time party thereto, as Lenders, and Amegy Bank National Association, as Administrative Agent, Issuing Bank and Swing Line Lender (Incorporated by reference to Exhibit 10.1 of Quintana Energy Services Inc.’s Registration Statement on Form S-1 filed on August 9, 2017).

10.2	Assignment, Release, Consent and First Amendment to Credit Agreement, dated January 9, 2015, by and among Quintana Energy Services LP, as Borrower, certain subsidiaries of Borrower party thereto, as Guarantors, the lenders from time to time party thereto, as Lenders and ZA, N.A. DBA Amegy Bank, as Administrative Agent, Issuing Bank and Swing Line Lender (Incorporated by reference to Exhibit 10.2 of Quintana Energy Services Inc.’s Registration Statement on Form S-1 filed on August 9, 2017).

10.3	Second Amendment to Credit Agreement, dated December 31, 2015, by and among Quintana Energy Services LP, as Borrower, certain subsidiaries of Borrower party thereto, as Guarantors, the lenders from time to time party thereto, as Lenders and ZA, N.A. DBA Amegy Bank, as Administrative Agent, Issuing Bank and Swing Line Lender (Incorporated by reference to Exhibit 10.3 of Quintana Energy Services Inc.’s Registration Statement on Form S-1 filed on August 9, 2017).

10.4	Third Amendment and Waiver to Credit Agreement, dated December 19, 2016, by and among Quintana Energy Services LP, as Borrower, certain subsidiaries of Borrower party thereto, as Guarantors, the lenders from time to time party thereto, as Lenders and ZA, N.A. DBA Amegy Bank, as Administrative Agent, Issuing Bank and Swing Line Lender (Incorporated by reference to Exhibit 10.4 of Quintana Energy Services Inc.’s Form S-1 Registration Statement (File No. 333-219837) filed with the Commission on August 9, 2017).

10.5	Second Lien Credit Agreement, dated December 19, 2016, by and among Quintana Energy Services LP, as Borrower, certain subsidiaries of Borrower party thereto, as Guarantors, the lenders from time to time party thereto, as Lenders and Cortland Capital Market Services LLC, as Administrative Agent (Incorporated by reference to Exhibit 10.5 of Quintana Energy Services Inc.’s Form S-1 Registration Statement (File No. 333-219837) filed with the Commission on August 9, 2017).

10.6	Pledge Agreement, dated December 19, 2016, by and among Quintana Energy Services LP, as Borrower, certain subsidiaries of the Borrower party thereto, as Guarantors, and together with Borrower, the Pledgors, and Cortland Capital Market Services, LLC, as Administrative Agent (Incorporated by reference to Exhibit 10.6 of Quintana Energy Services Inc.’s Form S-1 Registration Statement ( File No. 333-219837) filed with the Commission on August 9, 2017).

10.7	Warrant Agreement, dated December 19, 2016, by and among Quintana Energy Services LP, Archer Holdco LLC, Robertson QES Investment LLC and Geveran Investments Limited (Incorporated by reference to Exhibit 10.7 of Quintana Energy Services Inc. Form S-1 Registration Statement (File No. 333-219837) filed with the Commission on August 9, 2017).

10.8	Loan, Security and Guaranty Agreement, dated February 13, 2018, by and among Quintana Energy Services Inc., Quintana Energy Services LP, the various borrowers thereto, Bank of America, N.A., as agent, joint lead arranger and sole bookrunner, ZB, N.A. DBA Amegy Bank, as joint lead arranger, and Citibank, N.A., as joint lead arranger (Incorporated by reference to Exhibit 10.3 of Quintana Energy Services Inc.’s Current Report on Form 8-K filed on February 14, 2018).

10.9+	Quintana Energy Services Inc. 2018 Long Term Incentive Plan (Incorporated by reference to Exhibit 10.1 of Quintana Energy Services Inc.’s Current Report on Form 8-K filed on February 14, 2018).

10.10+	Quintana Energy Services Inc. Amended and Restated Long-Term Incentive Plan (also referred to as the QES Legacy Long-Term Incentive Plan) (Incorporated by reference to Exhibit 10.2 of Quintana Energy Services Inc.’s Current Report on Form 8-K filed on February 14, 2018).

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Exhibit No.	Description

10.11+	Form of Phantom Unit Agreement under the Quintana Energy Services Inc. Amended and Restated Long-Term Incentive Plan (Incorporated by reference to Exhibit 4.10 of Quintana Energy Services Inc.’s Registration Statement on Form S-8 filed on February 14, 2018).

10.12+	Form of Phantom Unit Agreement (Corporate Executives) under the Quintana Energy Services Inc. Amended and Restated Long-Term Incentive Plan (Incorporated by reference to Exhibit 4.11 of Quintana Energy Services Inc.’s Registration Statement on Form S-8 filed on February 14, 2018).

10.13+	Indemnification Agreement (D. Rogers Herndon) (Incorporated by reference to Exhibit 10.4 of Quintana Energy Services Inc.’s Current Report on Form 8-K filed on February 14, 2018).

10.14+	Indemnification Agreement (Christopher J. Baker) (Incorporated by reference to Exhibit 10.5 of Quintana Energy Services Inc.’s Current Report on Form 8-K filed on February 14, 2018).

10.15+	Indemnification Agreement (Keefer M. Lehner) (Incorporated by reference to Exhibit 10.6 of Quintana Energy Services Inc.’s Current Report on Form 8-K filed on February 14, 2018).

10.16+	Indemnification Agreement (Max L. Bouthillette) (Incorporated by reference to Exhibit 10.7 of Quintana Energy Services Inc.’s Current Report on Form 8-K filed on February 14, 2018).

10.17+	Indemnification Agreement (Dag Skindlo) (Incorporated by reference to Exhibit 10.8 of Quintana Energy Services Inc.’s Current Report on Form 8-K filed on February 14, 2018).

10.18+	Indemnification Agreement (Gunnar Eliassen) (Incorporated by reference to Exhibit 10.9 of Quintana Energy Services Inc.’s Current Report on Form 8-K filed on February 14, 2018).

10.19+	Indemnification Agreement (Rocky L. Duckworth) (Incorporated by reference to Exhibit 10.10 of Quintana Energy Services Inc.’s Current Report on Form 8-K filed on February 14, 2018).

10.20+	Indemnification Agreement (Dalton Boutté, Jr.) (Incorporated by reference to Exhibit 10.11 of Quintana Energy Services Inc.’s Current Report on Form 8-K filed on February 14, 2018).

10.21+	Indemnification Agreement (Corbin J. Robertson, Jr.) (Incorporated by reference to Exhibit 10.12 of Quintana Energy Services Inc.’s Current Report on Form 8-K filed on February 14, 2018).

10.22+	Executive Employment Agreement, dated July 1, 2017, by and between Quintana Energy Services Inc. and Rogers Herndon (Incorporated by reference to Exhibit 10.14 of Quintana Energy Services Inc.’s Form S-1 Registration Statement (File No. 333-219837) filed with the Commission on August 9, 2017).

10.23+	Executive Employment Agreement, dated July 1, 2017, by and between Quintana Energy Services Inc. and Christopher Baker (Incorporated by reference to Exhibit 10.15 of Quintana Energy Services Inc.’s Form S-1 Registration Statement (File No. 333-219837) filed with the Commission on August 9, 2017).

10.24+	Executive Employment Agreement, dated July 1, 2017, by and between Quintana Energy Services Inc. and Keefer M. Lehner (Incorporated by reference to Exhibit 10.16 of Quintana Energy Services Inc.’s Form S-1 Registration Statement (File No. 333-219837) filed with the Commission on August 9, 2017).

21.1	List of Subsidiaries of Quintana Energy Services Inc. (Incorporated by reference to Exhibit 21.1 of Quintana Energy Services Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017).

23.1*	Consent of Vinson & Elkins L.L.P. Reference is made to Exhibit 5.1.

23.2*	Consent of PricewaterhouseCoopers LLP.

24.1*	Power of Attorney. Reference is made to the signature pages hereto.

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*	Filed herewith.
**	To be filed by amendment.
†	The schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K and will be provided to the Securities and Exchange Commission upon request.
+	Management contract or compensatory plan or arrangement

(b) Financial Statement Schedules. Financial statement schedules are omitted because the required information is not applicable, not required or included in the financial statements or the notes thereto included in the prospectus that forms a part of this registration statement.

Item 17.	Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining liability under the Securities Act, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on

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Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on December 21, 2018.

QUINTANA ENERGY SERVICES INC.

By:	/s/ Rogers Herndon

Rogers Herndon
Chief Executive Officer, President and Director

Each person whose signature appears below appoints Rogers Herndon as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated below as of December 21, 2018.

Name	Title	Date

/s/ Rogers Herndon Rogers Herndon	Chief Executive Officer, President and Director (Principal Executive Officer)	December 21, 2018

/s/ Keefer M. Lehner Keefer M. Lehner	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	December 21, 2018

/s/ Geoffrey C. Stanford Geoffrey C. Stanford	Vice President and Chief Accounting Officer (Principal Accounting Officer)	December 21, 2018

/s/ Corbin J. Robertson, Jr. Corbin J. Robertson, Jr.	Chairman of the Board of Directors	December 21, 2018

/s/ Dalton Boutté, Jr. Dalton Boutté, Jr.	Member of the Board of Directors	December 21, 2018

/s/ Rocky L. Duckworth Rocky L. Duckworth	Member of the Board of Directors	December 21, 2018

/s/ Gunnar Eliassen Gunnar Eliassen	Member of the Board of Directors	December 21, 2018

/s/ Dag Skindlo Dag Skindlo	Member of the Board of Directors	December 21, 2018

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